                                 EXHIBIT 11.1

                            RED BRICK SYSTEMS, INC.

                              Statement Regarding
                       COMPUTATION OF EARNINGS PER SHARE

                                  (unaudited)

                                                           Three Months Ended            Six Months Ended
                                                                June 30,                      June 30,
                                                       ---------------------------     --------------------------
                                                          1996             1995          1996             1995
                                                       ----------        ---------     ----------       ---------
Net income                                             $  192,441        $  53,904     $  626,376       $  96,651
                                                       ==========        =========     ==========       =========
Computation of weighted average common and
   common equivalent shares outstanding:
   Weighted average common equivalent shares
      attributable to convertible preferred stock             --         5,450,041            --        5,450,041
   Weighted average common shares outstanding          11,110,691        1,963,580     10,561,000       1,688,492
   Weighted average common equivalent shares
      attributable to stock optons and warrants         1,769,932          672,989      2,006,116         579,195
   Common shares sold and common equivalent
      shares from stock options granted or issued
      during the twelve-month period prior to the
      Company's initial public offering                        --        1,604,107             --       1,604,107
                                                       ----------        ---------     ----------       ---------
      Shares used in computing net income per
         share                                         12,880,623        9,690,717     12,567,116       9,321,835
                                                       ==========        =========     ==========       =========
Net income per share                                   $     0.01        $    0.01     $     0.05       $    0.01
                                                       ==========        =========     ==========       =========

Fully diluted computation not presented since such amounts differ by less than 3% of the net income per share amount shown above.

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